UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 9, 2015

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2015, Immucor, Inc. (the “Company”), IVD Intermediate Holdings B Inc., the Subsidiary Guarantor party thereto, Citibank, N.A., as Administrative Agent, and certain of the various revolving facility lenders party thereto modified the Company’s senior secured credit facilities (the “Credit Facilities”) by entering into Amendment No. 5 to the credit agreement among the parties dated as of August 19, 2011 (as previously amended, the “Credit Agreement”) (the “Amendment”).

The Amendment amends terms relating to the financial covenant on the existing revolving credit facility.  Beginning with the test period ending November 30, 2015, for purposes of calculating its compliance with the maximum senior secured net leverage ratio covenant (the “Leverage Ratio”) for any 12-month test period, the Company may calculate consolidated EBITDA on a constant currency basis. The use of the constant currency adjustment is subject to the Company’s compliance with certain restrictions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as an exhibit to this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

10.1	Amendment No. 5 to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: December 15, 2015	By:	/s/ Dominique Petitgenet
Dominique Petitgenet
Vice President and Chief Financial Officer